Camden National Corporation's Board Announces Quarterly Dividend

CAMDEN, Maine, March 31, 2015 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; "Camden National" or the "Company") announced today that the board of directors of the Company declared a dividend of $0.30 per share payable on April 30, 2015, for shareholders of record on April 16, 2015.
Camden National's 2015 Annual Meeting of Shareholders is scheduled for Tuesday, April 28, 2015 at 3:00 p.m. local time, at Point Lookout Resort and Conference Center, "The Summit", 67 Atlantic Highway, Lincolnville, Maine 04849. The date for determining the Company's shareholders of record for the 2015 Annual Meeting of Shareholders was March 2, 2015.
About Camden National Corporation
Camden National Corporation is the holding company employing more than 480 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 44 banking offices throughout Maine and a commercial loan office in Manchester, New Hampshire. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. Learn more at www.CamdenNational.com. Member FDIC.

CONTACT: Michael R. Archer, Vice President, Corporate Controller, Camden National Corporation, 207.230.2058, marcher@camdennational.com